Exhibit 23.1

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174519, No. 333-130395, No. 333-69588, No. 333-50934) and Form S-3 (No. 333-100119, No. 333-89950) of NN, Inc. of our report dated March 15, 2013 related to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/PricewaterhouseCoopers LLP

Charlotte, North Carolina

March 15, 2013